Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500E, Bethesda, Maryland 20814-6522
(301) 986-6200

Saul Centers, Inc. Reports Fourth Quarter and Full Year 2025 Earnings

February 27, 2026, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS) (the "Company"), an equity real estate investment trust ("REIT"), announced operating results for the quarter ended December 31, 2025 ("2025 Quarter"). Total revenue for the 2025 Quarter increased to $75.1 million from $67.9 million for the quarter ended December 31, 2024 ("2024 Quarter"). Net income decreased to $8.2 million for the 2025 Quarter from $10.4 million for the 2024 Quarter. On October 1, 2025, the Company opened Hampden House, comprised of 366 apartment units and 10,100 square feet of retail space adjacent to the Bethesda Metro Station in Bethesda, Maryland. As of February 23, 2026, 130 of the 366 (35.5%) residential units were leased and occupied.

Concurrent with the opening of Hampden House on October 1, 2025, interest, real estate taxes, depreciation and all other costs associated with the residential portion and the majority of the retail portion of the property began to be charged to expense, while revenue continues to grow as occupancy increases. As a result, compared to the 2024 Quarter, net income for the 2025 Quarter was adversely impacted by $5.1 million, of which $2.8 million was a reduction in capitalized interest, due to the initial operations of Hampden House. Net income for Twinbrook Quarter Phase I increased $2.0 million from the 2024 Quarter to the 2025 Quarter. Exclusive of Twinbrook Quarter Phase I and Hampden House, net income increased by $0.9 million primarily due to (a) higher commercial base rent of $2.3 million and (b) higher residential base rent of $0.3 million partially offset by (c) lower property operating expense recoveries, net of expenses, of $1.1 million, (d) higher credit losses on operating lease receivables, net, of $0.3 million and (e) higher general and administrative cost of $0.3 million. Net income available to common stockholders decreased to $3.7 million, or $0.15 per basic and diluted share, for the 2025 Quarter from $5.3 million, or $0.22 per basic and diluted share, for the 2024 Quarter. Compared to the 2024 Quarter, net income available to common stockholders for the 2025 Quarter was adversely impacted by $2.6 million, or $0.10 per basic and diluted share, due to the initial operations of Hampden House.

Same property revenue decreased $3.6 million, or 4.7%, and same property net operating income decreased $6.3 million, or 11.2%, for the 2025 Quarter compared to the 2024 Quarter. Same property revenue decreased primarily due to (a) the receipt in the 2024 Quarter of a non-recurring rental payment of $8.7 million, which was recognized within same property revenue in the 2024 Quarter partially offset by (b) higher residential base rent of $2.8 million, (c) higher operating expense recoveries of $1.3 million and (d) higher commercial base rent of $0.8 million, exclusive of the non-recurring rental payment. Exclusive of the non-recurring rental payment, for the 2025 Quarter same property revenue increased $5.1 million, or 6.8%, and same property net operating income increased $2.4 million, or 4.2%, compared to the 2024 Quarter. Shopping Center same property net operating income for the 2025 Quarter totaled $35.8 million, a 1.3% increase compared to the 2024 Quarter. Shopping Center same property net operating income increased primarily due to (a) higher commercial base rent of $1.3 million partially offset by (b) lower property operating expense recoveries, net of expenses, of $0.7 million. Mixed-Use same property net operating income for the 2025 Quarter totaled $14.2 million, a 32.2% decrease compared to the 2024 Quarter. Mixed-Use same property net operating income decreased primarily due to (a) the receipt in the 2024 Quarter of a non-recurring rental payment of $8.7 million, which was recognized within same property net operating income in the 2024 Quarter, (b) lower property operating expense recoveries, net of expenses, of $0.8 million, partially offset by (c) higher residential base rent of $2.8 million. Exclusive of the non-recurring rental payment, Mixed-Use same property net operating income for the 2025 Quarter totaled $22.9 million, an increase of 9.2% compared to the 2024 Quarter. One property, Hampden House, was excluded from same property results. Reconciliations and definitions of (a) total revenue to same property revenue and (b) net income to same property net operating income are attached to this press release.

www.SaulCenters.com

Same property revenue and same property net operating income are non-GAAP financial measures of performance that management believes improve the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. We define same property revenue as total revenue less straight-line base rent and amortization of above/below market premiums and discounts related to leases acquired in connection with purchased real estate investment properties minus the revenue of properties not in operation for the entirety of the comparable reporting periods, and we define same property net operating income as net income plus (a) interest expense, net and amortization of deferred debt costs, (b) depreciation and amortization of deferred leasing costs, (c) general and administrative expenses, (d) change in fair value of derivatives, and (e) loss on the early extinguishment of debt minus (f) gains on property dispositions, (g) straight-line base rent, (h) amortization of above/below market premiums and discounts related to leases acquired in connection with purchased real estate investment properties and (i) the net operating income of properties that were not in operation for the entirety of the comparable periods.

Funds from operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends) decreased to $21.5 million, or $0.61 per basic and diluted share, in the 2025 Quarter compared to $22.0 million, or $0.63 per basic and diluted share, in the 2024 Quarter. FFO is a non-GAAP supplemental earnings measure that the Company considers meaningful in measuring its operating performance. A reconciliation and definition of net income to FFO is attached to this press release. FFO available to common stockholders and noncontrolling interests was adversely impacted by $3.6 million, or $0.10 per basic and diluted share, due to the initial operations of Hampden House. Exclusive of Hampden House, FFO available to common stockholders and noncontrolling interests increased by $3.2 million primarily due to (a) higher commercial base rent of $2.3 million, exclusive of Twinbrook Quarter Phase I, (b) the initial operations of Twinbrook Quarter Phase I of $2.2 million, (c) higher residential base rent, exclusive of Twinbrook Quarter Phase I, of $0.3 million, partially offset by (d) lower property operating expense recoveries, net of expenses, exclusive of Twinbrook Quarter Phase I, of $1.1 million, (e) higher credit losses on operating lease receivables, net, exclusive of Twinbrook Quarter Phase I, of $0.3 million and (f) higher general and administrative cost, exclusive of Twinbrook Quarter Phase I, of $0.3 million.

As of December 31, 2025, 94.6% of the commercial portfolio was leased compared to 95.2% as of December 31, 2024. As of December 31, 2025, excluding the apartments at Hampden House, the residential portfolio was 97.7% leased compared to 82.8% as of December 31, 2024.

For the year ended December 31, 2025 ("2025 Period"), total revenue increased to $289.8 million from $268.8 million for the year ended December 31, 2024 ("2024 Period"). Net income decreased to $49.2 million for the 2025 Period from $67.7 million for the 2024 Period. The decrease in net income was primarily due to the initial operations of Twinbrook Quarter Phase I, which adversely impacted net income by $14.3 million, of which $14.0 million was a reduction of capitalized interest, and the initial operations of Hampden House, which adversely impacted net income by $5.1 million, of which $2.8 million was a reduction of capitalized interest. Exclusive of Twinbrook Quarter Phase I and Hampden House, net income increased $1.0 million primarily due to (a) higher commercial base rent of $7.7 million, (b) higher residential base rent of $1.4 million, partially offset by (c) lower lease termination fees of $2.6 million, (d) lower property operating expense recoveries, net of expenses, of $2.5 million, (e) higher general and administrative expenses of $1.5 million, (f) higher credit losses on operating lease receivables, net, of $0.8 million and (g) lower other property revenue of $0.5 million. Net income available to common stockholders decreased to $26.3 million, or $1.09 per basic and diluted share, for the 2025 Period compared to $39.5 million, or $1.64 and $1.63 per basic and diluted share, respectively, for the 2024 Period. Compared to the 2024 Period, net income available to common stockholders for the 2025 Period was adversely impacted by $11.6 million, or $0.48 per basic and diluted share, due to the initial operations of Twinbrook Quarter Phase I and Hampden House.

Same property revenue increased $1.7 million, or 0.6%, and same property net operating income decreased $3.9 million, or 2.0%, for the 2025 Period compared to the 2024 Period. Shopping Center same property net operating income decreased $2.6 million, or 1.8%, and Mixed-Use same property net operating income decreased $1.3 million, or 2.6%. Shopping Center same property net operating income decreased primarily due to (a) lower lease termination fees of $2.7 million, (b) lower property operating expense recoveries, net of expenses, of $1.3 million, (c) higher credit losses on operating lease receivables, net, of $0.8 million and (d) lower other property revenue, primarily attributable to insurance proceeds in the 2024 Period relating to lost rents because of a tenant that temporarily closed its operations, of $0.6 million, partially offset by (e) higher commercial base rent of $2.8 million. Mixed-Use same property net operating income decreased primarily due to (a) lower commercial base rent of $1.5 million and (b) lower property operating expense recoveries, net of expenses, of $1.2 million, partially offset by (c) higher residential base rent of $1.3 million. Two properties, Twinbrook Quarter Phase I and Hampden House, were excluded from same property results.

www.SaulCenters.com

FFO available to common stockholders and noncontrolling interests, after deducting preferred stock dividends, decreased to $96.7 million, or $2.76 per basic and diluted share, in the 2025 Period from $106.8 million, or $3.10 and $3.09 per basic and diluted share, respectively, in the 2024 Period. FFO available to common stockholders and noncontrolling interests was adversely impacted by $11.2 million, or $0.32 per basic and diluted share, due to the initial operations of Twinbrook Quarter Phase I and Hampden House. Exclusive of Twinbrook Quarter Phase I and Hampden House, FFO available to common stockholders and noncontrolling interest increased by $1.2 million primarily due to (a) higher commercial base rent of $7.7 million and (b) higher residential base rent of $1.4 million partially offset by (c) lower lease termination fees of $2.6 million, (d) lower property operating expense recoveries, net of expenses, of $2.5 million, (e) higher general and administrative expenses of $1.5 million, (f) higher credit losses on operating lease receivables, net, of $0.8 million and (g) lower other property revenue of $0.5 million.

Saul Centers, Inc. is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 62 properties, which includes (a) 50 community and neighborhood shopping centers and nine mixed-use properties with approximately 10.6 million square feet of leasable area and (b) three non-operating land and development properties. Over 85% of the Saul Centers' property net operating income is generated by properties in the Washington, D.C./Baltimore metropolitan area.

Contact:    Carlos L. Heard
(301) 986-7737

Safe Harbor Statement

Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. These factors include, but are not limited to, the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2025 and other periodic or current reports filed with the SEC and include the following: (i) macroeconomic conditions, including due to geopolitical instability and global trade disruptions, which may lead to reduced or disrupted access to capital, rising inflation and could negatively impact the business operations of some of our tenants (ii) the ability of our tenants to pay rent, (iii) our reliance on shopping center "anchor" tenants and other significant tenants, (iv) our substantial relationships with members of the B. F. Saul Company and certain other affiliated entities, each of which is controlled by B. Francis Saul II and his family members, (v) risks of financing, such as increases in interest rates, restrictions imposed by our debt, our ability to meet existing financial covenants and our ability to consummate planned and additional financings on acceptable terms, (vi) our access to additional capital, (vii) our ability to successfully complete acquisitions, developments or redevelopments, or if they are consummated, whether such acquisitions, developments or redevelopments perform as expected, (viii) adverse trends in the retail, office and residential real estate sectors, (ix) risks relating to cybersecurity and potential future uses of artificial intelligence (“AI”), including disruption to our business and operations, reputational risk, regulatory risk, and exposure to liabilities from tenants, employees, capital providers, and other third parties, (x) risks generally incident to the ownership of real property, including adverse changes in economic conditions, changes in the investment climate for real estate, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies, the relative illiquidity of real estate and environmental risks, and (xi) risks related to our status as a REIT for federal income tax purposes, such as the existence of complex regulations relating to our status as a REIT, the effect of future changes to REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT. Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements that we make, including those in this press release. Except as may be required by law, we make no promise to update any of the forward-looking statements as a result of new information, future events or otherwise. You should carefully review the risks and risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2025 and other periodic or current reports filed with the SEC.

www.SaulCenters.com

Saul Centers, Inc.
Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)	December 31, 2025	December 31, 2024
Assets
Real estate investments
Land	$595,514	$562,047
Buildings and equipment	2,162,135	1,903,907
Construction in progress	109,950	326,193
	2,867,599	2,792,147
Accumulated depreciation	(812,035)	(767,842)
Total real estate investments, net	2,055,564	2,024,305
Cash and cash equivalents	8,741	10,299
Accounts receivable and accrued income, net	60,799	50,949
Deferred leasing costs, net	25,847	25,907
Other assets	11,727	14,944
Total assets	$2,162,678	$2,126,404
Liabilities
Mortgage notes payable, net	$1,063,530	$1,047,832
Revolving credit facility payable, net	144,678	186,489
Term loan facility payable, net	138,870	99,679
Construction loans payable, net	254,724	198,616
Accounts payable, accrued expenses and other liabilities	36,617	46,162
Deferred income	22,840	23,033
Dividends and distributions payable	24,162	23,469
Total liabilities	1,685,421	1,625,280
Equity
Preferred stock, 1,000,000 shares authorized:
Series D Cumulative Redeemable, 30,000 shares issued and outstanding	75,000	75,000
Series E Cumulative Redeemable, 44,000 shares issued and outstanding	110,000	110,000
Common stock, $0.01 par value, 50,000,000 shares authorized, 24,551,168 and 24,302,576 shares issued and outstanding, respectively	245	243
Additional paid-in capital	459,222	454,086
Distributions in excess of accumulated earnings	(337,708)	(306,541)
Accumulated other comprehensive income	1,061	2,966
Total Saul Centers, Inc. equity	307,820	335,754
Noncontrolling interests	169,437	165,370
Total equity	477,257	501,124
Total liabilities and equity	$2,162,678	$2,126,404

www.SaulCenters.com

Saul Centers, Inc.
Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share amounts)	2025	2024	2025	2024
Revenues
Rental revenue	$73,713	$66,634	$284,365	$261,178
Other	1,436	1,290	5,478	7,669
Total revenue	75,149	67,924	289,843	268,847
Expenses
Property operating expenses	14,844	11,407	52,034	41,719
Real estate taxes	8,292	7,490	32,446	30,342
Interest expense, net and amortization of deferred debt costs	19,915	16,768	70,548	53,696
Depreciation and amortization of deferred leasing costs	16,057	14,400	58,784	50,502
General and administrative	7,847	7,501	26,932	25,066
Total expenses	66,955	57,566	240,744	201,325
Gains on dispositions of properties	—	—	120	181
Net income	8,194	10,358	49,219	67,703
Noncontrolling interests
Income attributable to noncontrolling interests	(1,691)	(2,268)	(11,708)	(17,054)
Net income attributable to Saul Centers, Inc.	6,503	8,090	37,511	50,649
Preferred stock dividends	(2,799)	(2,799)	(11,194)	(11,194)
Net income available to common stockholders	$3,704	$5,291	$26,317	$39,455
Per share net income available to common stockholders
Basic:	$0.15	$0.22	$1.09	$1.64
Diluted:	$0.15	$0.22	$1.09	$1.63

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Reconciliation of net income to FFO available to common stockholders and noncontrolling interests (1)

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share amounts)	2025	2024	2025	2024
Net income	$8,194	$10,358	$49,219	$67,703
Subtract:
Gains on dispositions of properties	—	—	(120)	(181)
Add:
Real estate depreciation and amortization	16,057	14,400	58,784	50,502
FFO	24,251	24,758	107,883	118,024
Subtract:
Preferred stock dividends	(2,799)	(2,799)	(11,194)	(11,194)
FFO available to common stockholders and noncontrolling interests	$21,452	$21,959	$96,689	$106,830
Weighted average shares and units:
Basic	35,289	34,624	34,969	34,508
Diluted	35,317	34,668	34,990	34,526
Basic FFO per share available to common stockholders and noncontrolling interests	$0.61	$0.63	$2.76	$3.10
Diluted FFO per share available to common stockholders and noncontrolling interests	$0.61	$0.63	$2.76	$3.09

(1)The National Association of Real Estate Investment Trusts ("Nareit") developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding impairment charges on real estate assets and gains or losses from real estate dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company's Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company's operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

www.SaulCenters.com

Reconciliation of revenue to same property revenue (2)

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2025	2024	2025	2024
Total revenue	$75,149	$67,924	$289,843	$268,847
Revenue adjustments (1)	(2,899)	7,279	(10,044)	6,979
Acquisitions, dispositions and development properties	(604)	—	(11,598)	(9,294)
Total same property revenue	$71,646	$75,203	$268,201	$266,532

Shopping Centers	$47,835	$45,828	$187,615	$186,205
Mixed-Use properties	23,811	29,375	80,586	80,327
Total same property revenue	$71,646	$75,203	$268,201	$266,532

Total Shopping Center revenue	$47,835	$45,828	$187,615	$186,205
Shopping Center acquisitions, dispositions and development properties	—	—	—	—
Total Shopping Center same property revenue	$47,835	$45,828	$187,615	$186,205

Total Mixed-Use property revenue	$24,415	$29,375	$92,184	$89,621
Mixed-Use acquisitions, dispositions and development properties	(604)	—	(11,598)	(9,294)
Total Mixed-Use same property revenue	$23,811	$29,375	$80,586	$80,327

(1)Revenue adjustments are straight-line base rent and above/below market lease amortization.
(2)Same property revenue is a non-GAAP financial measure of performance that management believes improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. We define same property revenue as total revenue less straight-line base rent and amortization of above/below market premiums and discounts related to leases acquired in connection with purchased real estate investment properties minus the revenue of properties not in operation for the entirety of the comparable reporting periods. Same property revenue is a measure of the operating performance of the Company's properties but does not measure the Company's performance as a whole. Same property revenue should not be considered as an alternative to total revenue, its most directly comparable GAAP measure, as an indicator of the Company's operating performance. Management considers same property revenue a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company's funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company's properties. Management believes the exclusion of these items from same property revenue is useful because the resulting measure captures the actual revenue generated by operating the Company's properties. Other REITs may use different methodologies for calculating same property revenue. Accordingly, the Company's same property revenue may not be comparable to those of other REITs.

www.SaulCenters.com

Mixed-Use same property revenue is composed of the following:

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2025	2024	2025	2024
Office Mixed-Use properties (1)	$9,223	$9,770	$38,474	$39,839
Residential Mixed-Use properties (residential activity) (2)	12,785	9,797	37,522	35,994
Residential Mixed-Use properties (retail activity) (3)	1,803	9,808	4,590	4,494
Total Mixed-Use same property revenue	$23,811	$29,375	$80,586	$80,327

(1)Includes Avenel Business Park, Clarendon Center – North and South Blocks, 601 Pennsylvania Avenue and Washington Square
(2)Includes Clarendon South Block, The Waycroft, Park Van Ness and The Milton at Twinbrook Quarter for the 2025 Quarter. The Milton at Twinbrook Quarter is excluded for the 2025 Period.
(3)Includes The Waycroft, Park Van Ness and Twinbrook Quarter Phase I retail for the 2025 Quarter. Twinbrook Quarter Phase I retail is excluded from the 2025 Period.

www.SaulCenters.com

Reconciliation of net income to same property net operating income (2)

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2025	2024	2025	2024
Net income	$8,194	$10,358	$49,219	$67,703
Interest expense, net and amortization of deferred debt costs	19,915	16,768	70,548	53,696
Depreciation and amortization of deferred leasing costs	16,057	14,400	58,784	50,502
General and administrative	7,847	7,501	26,932	25,066
Gains on dispositions of properties	—	—	(120)	(181)
Revenue adjustments (1)	(2,899)	7,279	(10,044)	6,979
Total property net operating income	49,114	56,306	195,319	203,765
Acquisitions, dispositions, and development properties	892	—	(3,570)	(8,108)
Total same property net operating income	$50,006	$56,306	$191,749	$195,657

Shopping Centers	$35,787	$35,339	$142,115	$144,699
Mixed-Use properties	14,219	20,967	49,634	50,958
Total same property net operating income	$50,006	$56,306	$191,749	$195,657

Shopping Center property net operating income	$35,787	$35,339	$142,115	$144,699
Shopping Center acquisitions, dispositions and development properties	—	—	—	—
Total Shopping Center same property net operating income	$35,787	$35,339	$142,115	$144,699

Mixed-Use property net operating income	$13,327	$20,967	$53,204	$59,066
Mixed-Use acquisitions, dispositions and development properties	892	—	(3,570)	(8,108)
Total Mixed-Use same property net operating income	$14,219	$20,967	$49,634	$50,958

(1)Revenue adjustments are straight-line base rent and above/below market lease amortization.
(2)Same property net operating income is a non-GAAP financial measure of performance that management believes improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. We define same property net operating income as net income plus (a) interest expense, net and amortization of deferred debt costs, (b) depreciation and amortization of deferred leasing costs, (c) general and administrative expenses, (d) change in fair value of derivatives, and (e) loss on the early extinguishment of debt minus (f) gains on property dispositions, (g) straight-line base rent, (h) amortization of above/below market premiums and discounts related to leases acquired in connection with purchased real estate investment properties and (i) the net operating income of properties that were not in operation for the entirety of the comparable periods. Same property net operating income is a measure of the operating performance of the Company's properties but does not measure the Company's performance as a whole. Same property net operating income should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company's operating performance. Management considers same property net operating income a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company's funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company's properties. Management believes the exclusion of these items from property net operating income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company's properties. Other REITs may use different methodologies for calculating same property net operating income. Accordingly, same property net operating income may not be comparable to those of other REITs.

Mixed-Use same property net operating income is composed of the following:

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2025	2024	2025	2024
Office Mixed-Use properties (1)	$5,586	$6,399	$23,767	$25,701
Residential Mixed-Use properties (residential activity) (2)	7,462	5,169	22,674	22,032
Residential Mixed-Use properties (retail activity) (3)	1,171	9,399	3,193	3,225
Total Mixed-Use same property net operating income	$14,219	$20,967	$49,634	$50,958

(1)Includes Avenel Business Park, Clarendon Center – North and South Blocks, 601 Pennsylvania Avenue and Washington Square
(2)Includes Clarendon South Block, The Waycroft Park, Van Ness and The Milton at Twinbrook Quarter for the 2025 Quarter. The Milton at Twinbrook Quarter is excluded for the 2025 Period.
(3)Includes The Waycroft, Park Van Ness and Twinbrook Quarter Phase I retail for the 2025 Quarter. Twinbrook Quarter Phase I retail is excluded from the 2025 Period.

www.SaulCenters.com